Exhibit 99.1

PULSE BIOSCIENCES QUARTERLY INVESTOR CONFERENCE CALL

Conference call today at 1:30 p.m. PDT / 4:30 p.m. EDT

HAYWARD, Calif. - (BUSINESS WIRE) – – Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company”), a novel bioelectric medicine company bringing to market its proprietary CellFX™ System, today reported recent corporate developments and financial results for the three- and nine-month periods ended September 30, 2019.

Recent Corporate Developments

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The Company continues to work with the Food and Drug Administration (“FDA”) on its 510(k) submission for the CellFX System in dermatology. On September 23, 2019 the Company submitted its formal response to the FDA’s April 30, 2019 Additional Information (“AI”) Letter request. Upon review of the AI Letter responses, the FDA requested responses to two additional questions and the Company has provided the FDA with draft responses to these questions. Following this, the Company and the FDA mutually agreed to temporarily put the 510(k) submission review on hold to allow sufficient time for the FDA to properly review these remaining responses. The Company continues to work collaboratively with the FDA and believes the review process will be completed during the fourth quarter of 2019 and is continuing to prepare for a potential 510(k) clearance.

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In a separate press release today, the Company announced the appointment of Sandra Gardiner as Executive Vice President and Chief Financial Officer effective November 18, 2019. Ms. Gardiner succeeds Brian Dow who has served as our CFO since November 2015.

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The Company’s Nano-Pulse Stimulation™ (NPS™) technology was featured prominently during the American Society for Dermatologic Surgery (“ASDS”) annual meeting held October 24-27, in Chicago. The following presentations all took place on Thursday October 24:

o

Investigator Dr. Girish Munavalli presented the latest clinical investigational study data on Sebaceous Hyperplasia (SH) and Warts in two separate oral abstract presentations. The Sebaceous Hyperplasia presentation provided new longer-term data on our original SH clinical study showing durability of efficacy out to at least 12-months with continued high patient satisfaction. The presentation also provided insights into our second SH clinical study including data demonstrating the ability of the CellFX System to clear SH lesions with minimal residual skin effects in a dose dependent manner.

o

In a second presentation Dr. Munavalli presented data on our wart program, including clinical data and experience from our NPS Wart Feasibility Study followed by early data from our current Warts Pivotal Study. This Pivotal Study allows for multiple NPS treatments to clear the warts so the findings discussed represent an early look at the data.

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Investigator Dr. Mark Nestor presented data on the first two patients enrolled in the feasibility acne study on severe back acne. Dr. Nestor reported reductions in acne lesion count of the NPS treated area when compared to control at 90-day follow-up in both patients with very good healing response.

o	Dr. Tom Rohrer gave an invited presentation in the Emerging Therapies Plenary Session and presented an overview of NPS technology and the various NPS clinical programs to the ASDS audience.
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“Safety and Efficacy of Nanosecond Pulsed Electric Field Treatment of Sebaceous Gland Hyperplasia” with lead author Girish Munavalli, MD, MHS, FACMS, has been published online by the Journal of Dermatologic Surgery.  This peer reviewed paper outlines the results, findings and observations from the Company’s clinical study evaluating the safety and efficacy of NPS for the treatment of Sebaceous Hyperplasia and can be found online at: https://journals.lww.com/dermatologicsurgery/Abstract/publishahead/Safety_and_Efficacy_of_Nanosecond_Pulsed_Electric.98114.aspx#pdf-link

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“Safety and Efficacy of Nanosecond Pulsed Electric Field Treatment of Seborrheic Keratoses” with lead author George J. Hruza, MD, MBA, FAAD, has been accepted for publication in an upcoming edition of the Journal of Dermatologic Surgery and outlines the results, findings and observations from our clinical study evaluating the safety and efficacy of NPS for the treatment of Seborrheic Keratosis.

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The Company has enrolled a total of 35 patients in its CellFX Warts Pivotal Study. The CellFX Warts Pivotal Study is a prospective, non-randomized, multicenter study evaluating the safety and effectiveness of the CellFX System in up to 60 patients with non-genital cutaneous warts. The Company expects to complete enrollment by the end of 2019.

Financial Highlights

Cash, cash equivalents, and investments totaled $34.5 million at September 30, 2019, compared to $59.6 million at December 31, 2018. Cash use totaled $8.1 million for the third quarter of 2019 compared to cash use of $10.2 million for the second quarter of 2019 and $6.8 million for the first quarter of 2019.

Operating expenses for the three-month period ended September 30, 2019 totaled $12.0 million, compared to $10.9 million for the three-month period ended September 30, 2018. Operating expenses for the three-month period ended September 30, 2019 included non-cash stock-based compensation of $2.7 million, compared to non-cash stock-based compensation of $3.4 million for the three-month period ended September 30, 2018.

Operating expenses for the nine-month period ended September 30, 2019 totaled $34.0 million, compared to $28.9 million for the nine-month period ended September 30, 2018. Operating expenses for the nine-month period ended September 30, 2019 included non-cash stock-based compensation of $7.7 million, compared to non-cash stock-based compensation of $10.0 million for the nine-month period ended September 30, 2018.

Net loss for the three-month period ended September 30, 2019 totaled $11.7 million compared to $10.8 million for the three-month period ended September 30, 2018. Net loss for the nine-month period ended September 30, 2019 totaled $33.2 million compared to $28.6 million for the nine-month period ended September 30, 2018.

Conference Call Details

Pulse Biosciences will host an investor call today at 1:30 p.m. PDT / 4:30 p.m. EDT. The telephone dial-in number for the call is (844) 494-0190 (U.S. toll-free) or (508) 637-5580 (international) using Conference ID 7381116. Listeners will also be able to access the call via webcast available on the Investors section of the Company’s website at www.PulseBiosciences.com.

About Pulse Biosciences

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that improves and potentially extends the lives of patients. The CellFX System is the first planned commercial product to harness the distinctive advantages of the Company’s proprietary Nano-Pulse Stimulation™ (NPS™) technology to treat a variety of applications for which an optimal solution remains unfulfilled.  NPS technology delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. The cell-specific effects of NPS technology have been validated in a series of ongoing clinical trials. The CellFX System is preparing to launch in 2019 as a multi-application platform designed to address a broad range of dermatologic conditions. As part of the customer experience, the Company is offering a utilization-based revenue model and easy-access customer portal offering a suite of services. CellFX procedures offer customer value across an expanding spectrum of clinical applications. The initial commercial use will be in the clearance of common and difficult-to-treat skin lesions that share high demand among patients and practitioners for improved and durable aesthetic outcomes that lead to greater overall satisfaction.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our CellFX System and the Company’s commercialization of our CellFX System, including when and whether the Company will receive clearance from the FDA on its 510(k) submission, progress towards commercialization, and the timing of completion of enrollment in and the results of clinical study plans. These forward-looking statements are based on current expectations and estimates and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested or implied by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including, but not limited to, the following: the ability of the Company to obtain sufficient funding; the loss of key management personnel and the ability to retain and recruit new personnel; the ability to adapt to rapidly changing technology; competition in the medical device industry and in the specific markets of aesthetics and dermatology in which the Company plans to operate; reliance on third parties; the ability to manage growth; the impact of governmental regulatory agencies, including the U.S. FDA, and regulatory approvals, clearances and restrictions or any dispute that may occur with any regulatory body; risks inherent to the planning, design, enrollment in and execution of clinical studies; domestic and regional economic conditions on aesthetic healthcare spending; the timing and success of product development and market acceptance of developed and approved products, including, but not limited to, the CellFX System; intellectual property positions and litigation; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which the Company is or may become a party; product liability and other litigation claims; adverse publicity regarding the company and the safety of the

Company’s products and adequacy of training; the impact of changes to tax legislation, guidance, and interpretations; and other risk factors under the heading “Risk Factors” in the Company’s most recently filed quarterly report on Form 10-Q, as periodically updated by the Company’s subsequent filings with the Securities and Exchange Commission. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Pulse Biosciences, Inc. undertakes no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

Caution: Pulse Biosciences’ CellFX System and Nano-Pulse Stimulation (NPS) technology are for investigational use only.

Investor Relations:
Pulse Biosciences, Inc.
Darrin Uecker

President and Chief Executive Officer
IR@pulsebiosciences.com

or

Solebury Trout
Gitanjali Jain Ogawa, 646-378-2949
gogawa@troutgroup.com

Media:
Tosk Communications
Nadine D. Tosk,  504-453-8344

nadinepr@gmail.com

PULSE BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$9,570	$51,103
Investments	24,928	8,480
Prepaid expenses and other current assets	1,437	779
Total current assets	35,935	60,362
Property and equipment, net	2,428	2,173
Intangible assets, net	4,713	5,213
Goodwill	2,791	2,791
Right-of-use assets	1,190	—
Other assets	1,645	101
Total assets	$48,702	$70,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,816	$1,272
Accrued expenses	2,054	1,421
Deferred rent, current	—	415
Lease liability, current	177	—
Total current liabilities	4,047	3,108

Deferred rent, net of current	—	1,198
Lease liability, net of current	3,674	—
Total liabilities	7,721	4,306

Stockholders’ equity:
Common stock and additional paid-in capital	149,874	142,053
Accumulated other comprehensive loss	8	(1)
Accumulated deficit	(108,901)	(75,718)
Total stockholders’ equity	40,981	66,334
Total liabilities and stockholders’ equity	$48,702	$70,640

PULSE BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Month Periods Ended
	September 30,
(in thousands, except per share amounts)	2019	2018
Revenue	$—	$—
Operating expenses:
General and administrative	5,606	5,675
Research and development	6,192	5,038
Amortization of intangible assets	166	166
Total operating expenses	11,964	10,879
Other income:
Interest income	218	118
Total other income	218	118
Net loss	(11,746)	(10,761)

Net loss per share:
Basic and diluted net loss per share	$(0.57)	$(0.64)
Weighted average shares used to compute net loss per common share — basic and diluted	20,774	16,927

PULSE BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine-Month Periods Ended
	September 30,
(in thousands, except per share amounts)	2019	2018
Revenue	$—	$—
Operating expenses:
General and administrative	15,153	16,230
Research and development	18,371	12,174
Amortization of intangible assets	500	499
Total operating expenses	34,024	28,903
Other income:
Interest income	841	311
Total other income	841	311
Net loss	(33,183)	(28,592)

Net loss per share:
Basic and diluted net loss per share	$(1.60)	$(1.69)
Weighted average shares used to compute net loss per common share — basic and diluted	20,728	16,883